Exhibit 1.4

FORM OF 4.796% FIXED RATE/FLOATING RATE NOTE

This Senior Debt Security is in global form within the meaning of the Senior Debt Securities Indenture hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (“DTC”), or a nominee of DTC, which may be treated by the Issuer, the Trustee and any agent thereof as owner and holder of this Senior Debt Security for all purposes.

Notwithstanding any other term of the Senior Debt Securities represented by this Global Security or the Senior Debt Securities Indenture (as defined herein) or any other agreements, arrangements or understandings between the Issuer and any Holder (including for these purposes each holder of a beneficial interest in the Senior Debt Securities), by its acquisition of the Senior Debt Securities, each Holder of the Senior Debt Securities acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of any UK Bail-in Power (as defined herein) by the Relevant UK Resolution Authority (as defined herein), whether or not imposed with prior notice, that may include and result in:  (i) the reduction of all, or a portion, of the Amounts Due (as defined herein); (ii) the conversion of all, or a portion, of the Amounts Due on the Senior Debt Securities into the Issuer’s or another Person’s shares, other securities or other obligations (and the issue to or conferral on the Holder of the Senior Debt Securities of such shares, other securities or other obligations) including by means of an amendment, modification or variation of the terms of the Senior Debt Securities; (iii) the cancellation of the Senior Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Senior Debt Securities or the amount of interest payable on the Senior Debt Securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation, if necessary, of the terms of the Senior Debt Securities Indenture or the Senior Debt Securities to give effect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Unless this certificate is presented by an authorized representative of DTC to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Senior Debt Securities in definitive form in the limited circumstances referred to in the Senior Debt Securities Indenture, this Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Registered No. [ ]	Principal Amount: $[ ]
CUSIP: 80281L AJ4
ISIN: US80281LAJ44

SANTANDER UK GROUP HOLDINGS PLC

4.796% Fixed Rate / Floating Rate Notes due 2024

Santander UK Group Holdings plc, a public limited company incorporated in England and Wales (hereinafter called the “Issuer,” which term shall include any successor entity under the Senior Debt Securities Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal sum of [   ] ($[   ]) on November 15, 2024 (the “Maturity Date”).

The Issuer hereby promises to pay interest thereon: (1) from November 15, 2018 or from the most recent interest payment date to which interest has been paid or duly provided for, to, but excluding, November 15, 2023 (the “Fixed Rate Period”), semi-annually in arrears on May 15 and November 15 in each year (each, a “Fixed Rate Interest Payment Date”), commencing on May 15, 2019 at the rate of 4.796% per annum; and (2) from November 15, 2023, to, but excluding, the Maturity Date (the “Floating Rate Period”), quarterly in arrears on February 15, 2024, May 15, 2024, August 15, 2024, and the Maturity Date (each, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, an “Interest Payment Date”) at an initial interest rate of LIBOR (as defined on the reverse hereof) plus 1.570% per annum and thereafter at an interest rate that will be reset quarterly on February 15, 2024, May 15, 2024, and August 15, 2024 (each, an “Interest Reset Date”), equal to LIBOR plus 1.570% per annum, until the entire principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Senior Debt Securities Indenture, be paid to the Person in whose name this Senior Debt Security is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding the related Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Senior Debt Security is registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Issuer, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Senior Debt Securities Indenture.

Payment of the principal of and interest on and any Additional Amounts in respect of this Global Security will be paid to DTC for the purpose of permitting DTC to credit the principal and interest received by it in respect of this Global Security to the accounts of the beneficial owners thereof; provided, however, that if this Senior Debt Security is not a Global Security, payment of the principal of, interest on and Additional Amounts, if any, in respect of this Senior Debt Security will be made at the office or agency of the Trustee in The City of New York, or elsewhere as provided in the Senior Debt Securities Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that at the option of the Issuer payment of interest may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Register or (b) transfer to an account of the Person entitled thereto located inside the United States.

During the Fixed Rate Period, if a Fixed Rate Interest Payment Date or a Redemption Date, as the case may be, would fall on a day that is not a Business Day, then the Interest Payment Date, or Redemption Date, as the case may be, will be postponed to the next succeeding Business Day, but no additional interest shall be paid unless the Issuer fails to make payment on such next succeeding Business Day.

During the Floating Rate Period, if any Floating Rate Interest Payment Date (other than the Maturity Date or Redemption Date) would fall on a day that is not a Business Day, then the Interest Payment Date, will be postponed to the next succeeding Business Day and interest thereon will continue to accrue to but excluding such succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day and interest thereon will accrue to but excluding such preceding Business Day.  If the Maturity Date or Redemption Date would fall on a day that is not a Business Day, then the payment of interest and principal will be made on the next succeeding but no additional interest shall be paid unless the Issuer fails to make payment on such next succeeding Business Day. If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

All amounts of principal, and premium, if any, and interest, on the Senior Debt Securities will be paid by the Issuer without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the country in which the Issuer is organized or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by fiscal or other laws, regulations and directives.  For the purposes of this Senior Debt Security, the phrase “fiscal or other laws, regulations and directives” shall include any obligation of the Issuer to withhold or deduct from a payment pursuant to an agreement described in Section 1471(b) of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto (collectively, “FATCA”).  If deduction or withholding of any such Taxes shall at any time be required by the Taxing Jurisdiction, the Issuer will pay such additional amounts of, or in respect of, the principal amount of, premium, if any, and interest, on the Senior Debt Securities (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of the Senior Debt Securities, after such deduction or withholding, shall equal the respective amounts of principal, premium, if any, and interest, which would have been payable in respect of the Senior Debt Securities had no such deduction or withholding been required; provided, however, that the foregoing will not apply to any such Tax which would not have been payable or due but for the fact that:

(i)                                  the Holder or the beneficial owner of this Senior Debt Security is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of this Senior Debt Security, or the collection of any payment of (or in respect of) principal of, premium, if any, or interest, on this Senior Debt Security;

(ii)                                  except in the case of a winding-up of the Issuer in the United Kingdom, this Senior Debt Security is presented (where presentation is required) for payment in the United Kingdom;

(iii)                            this Senior Debt Security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting (where presentation is required) the same for payment at the close of such 30 day period;

(iv)                              the Holder or the beneficial owner of this Senior Debt Security or the beneficial owner of any payment of (or in respect of) principal of, premium, if any, or interest on, this Senior Debt Security failed to comply with a request of the Issuer or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any information requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(v)                              any combination of sub-clauses (i) through (iv) above;

nor shall Additional Amounts be paid with respect to the principal of, premium, if any, and interest on, the Senior Debt Securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.  For the avoidance of doubt, all payments in respect of the Senior Debt Securities will be made subject to any withholding or deduction required pursuant to any fiscal or other laws, regulations and directives, including FATCA, and the Issuer shall not be required to pay Additional Amounts with respect to the principal of, interest and any other payments on, the Senior Debt Securities on account of any such deduction or withholding required pursuant to FATCA.

Whenever in this Senior Debt Security there is mentioned, in any context, the payment of the principal of (and premium, if any) or interest, on, or in respect of, the Senior Debt Securities such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions hereof and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

A “Business Day” is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Additional provisions of this Senior Debt Security are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Senior Debt Security shall not be entitled to any benefit under the Senior Debt Securities Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed this [   ] day of November 2018.

SANTANDER UK GROUP HOLDINGS PLC

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Debt Securities of the series designated herein referred to in the within-mentioned Senior Debt Securities Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory

4.796% Notes due 2024

This Senior Debt Security is one or all of a duly authorized issue of securities of the Issuer (herein called the “Senior Debt Securities”), initially limited in aggregate principal amount to $1,000,000,000 issued and to be issued in one or more series under an Amended and Restated Indenture, dated as of April 18, 2017, as supplemented and amended by the First Supplemental Indenture dated as of November 3, 2017 (as supplemented and amended, the “Original Senior Debt Securities Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee in respect of the Senior Debt Securities (herein called the “Trustee,” which term includes any successor trustee in respect of the Senior Debt Securities under the Senior Debt Securities Indenture), as further supplemented and amended by the Third Supplemental Indenture, dated as of November 15, 2018 (the “Third Supplemental Indenture” and, together with the Original Senior Debt Securities Indenture, the “Senior Debt Securities Indenture”) to which Senior Debt Securities Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Senior Debt Securities and of the terms upon which the Senior Debt Securities are, and are to be, authenticated and delivered.  This Senior Debt Security is one or all of the series designated as the “4.796% Notes due 2024.” All terms used in this Senior Debt Security that are defined in the Senior Debt Securities Indenture and not otherwise defined herein shall have the meanings assigned to them in the Senior Debt Securities Indenture.

During the Floating Rate Period, the calculation agent, who shall be Wells Fargo Bank, National Association, or its successor appointed by the Issuer, will determine the initial interest rate by reference to LIBOR on the second London Banking Day preceding November 15, 2023 and the interest rate for each succeeding Interest Reset Date by reference to LIBOR on the second London Banking Day preceding the applicable Interest Reset Date (each, an “Interest Determination Date”).  Promptly upon such determination, the calculation agent will notify the Issuer and the Trustee (if the calculation agent is not the same entity as the Trustee) of the new interest rate.  Upon the request of a holder of this Senior Debt Security, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date.

A “London Banking Day” means any day on which dealings in U.S. Dollars are transacted in the London interbank market.

“LIBOR” means, as of any Interest Determination Date:

(1) the offered quotation to leading banks in the London interbank market for three-month U.S. dollar deposits (i) as defined by (A) the ICE Benchmark Administration (“IBAM”), (B) its successor in such capacity, or (C) such other person assuming the responsibility of IBAM or its successor in calculating the London Inter-Bank Offered Rate in the event IBAM or its successor no longer do so, and (ii) as calculated by their appointed calculation agent and published, as such rate appears on either the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or, if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such Interest Determination Date;

(2) if no such rate is so published on such Interest Determination Date due to a temporary disruption in service or the market, then the rate for such Interest Determination Date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for three-month U.S. dollar deposits quoted to the calculation agent by each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the Issuer, as of 11:00 a.m., London time, on such Interest Determination Date:

•                  if at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates; or

•                  if fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR as determined for or otherwise applicable during the last preceding interest period.

(3) Notwithstanding clause (2) above, with respect to an Interest Determination Date on which no rate appears on the relevant screen page, if the Issuer (in consultation with the calculation agent) determines that LIBOR has ceased to be published on the relevant screen page as a result of LIBOR ceasing to be calculated or administered for publication thereon or that it is unlawful for either the calculation agent or the Issuer to determine or use the London Inter-Bank Offered Rate, the Issuer will use reasonable efforts to appoint an Independent Adviser to determine (in consultation with the Issuer) the Alternative Base Rate and the Alternative Screen Page by no later than five business days prior to the Interest Determination Date relating to the next succeeding interest period (the “interest determination cut-off date”) for the purpose of determining the rate of interest applicable to the Senior Debt Securities for all future interest periods (subject to the subsequent operation of this paragraph (3)). If the Issuer is unable to appoint an Independent Adviser, or if the Independent Adviser fails to determine the Alternative Base Rate and the Alternative Screen Page prior to the interest determination cut-off date, the Issuer will determine the Alternative Base Rate and the Alternative Screen Page for such interest period; provided that if the Issuer does not determine the Alternative Base Rate and the Alternative Screen Page prior to the Interest Determination Date for such interest period, the interest rate for such interest period will be equal to the  interest rate in effect for the immediately preceding interest period.

“Adjustment Spread” means a spread (which may be positive or negative) or formula or methodology for calculating a spread, which the Independent Adviser (in consultation with the Issuer) or, only if the Independent Adviser fails to make any such determination, the Issuer, determines is required to be applied to the Alternative Base Rate, as a result of the replacement of LIBOR with the Alternative Base Rate, and is the spread, formula or methodology which:

(A)                               has been formally recommended, or formally provided as an option for parties to elect to adopt, by the Bank of England (or any committee thereof or other body appointed or endorsed thereby for such purpose) in relation to the replacement of LIBOR with the Alternative Base Rate;

(B)                               the Independent Adviser (in consultation with the Issuer) or, failing which, the Issuer, determines is recognized or acknowledged as being in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, where such rate has been replaced by the Alternative Base Rate; or

(C)                               if no such customary market usage is recognized or acknowledged, the Independent Adviser in its discretion (in consultation with the Issuer), or, failing which, the Issuer in its discretion, determines (acting in good faith) to be appropriate.

“Alternative Base Rate” means the rate that the Independent Adviser or, failing which, the Issuer determines has replaced LIBOR in customary market usage for determining floating interest rates in respect of bonds denominated in U.S. dollars or, if the Independent Adviser or, failing which, the Issuer (in consultation with the calculation agent and acting in good faith and a commercially reasonable manner) determines that there is no such rate, such other rate as the Independent Adviser or, failing which, the Issuer (in consultation with the calculation agent and acting in good faith and a commercially reasonable manner) determines in its or the Issuer’s sole discretion is most comparable to LIBOR. If the Alternative Base Rate is determined, such Alternative Base Rate will be the Alternative Base Rate for the remaining interest periods (subject to the subsequent operation of paragraph (3) above).

“Alternative Screen Page” means the alternative screen page, information service or source on which the Alternative Base Rate appears (or such other screen page, information service or source as may replace the alternative screen page, information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such screen page, information service or source for purposes of displaying comparable rates).

“Independent Adviser” means an independent financial institution of international repute or other independent adviser experienced in the international capital markets, in each case appointed by the Issuer at the Issuer’s own expense.

If the Independent Adviser (in consultation with the Issuer) or, only if the Independent Adviser fails to make any such determination, the Issuer, determines that an Adjustment Spread is required to be applied to the Alternative Base Rate and determines the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Alternative Base Rate. If the Independent Adviser is, or, failing which, the Issuer is, as the case may be, unable to determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Alternative Base Rate will apply without an Adjustment Spread.

If the Independent Adviser or, failing which, the Issuer determines the Alternative Base Rate or any Adjustment Spread, the Independent Adviser or, failing which, the Issuer may also, following consultation with the calculation agent, make changes to the Alternative Base Rate or the Adjustment Spread, as well as the day count fraction, the business day convention, the definition of business day, the remaining Interest Determination Dates and any method for obtaining the substitute or successor base rate if the Alternative Base Rate or the Alternative Screen Page is unavailable on the relevant Floating Rate Interest Determination Date or otherwise, in each case in order to follow market practice, as well as any other changes that the Issuer, following consultation with the Independent Adviser (if appointed), determines in good faith are reasonably necessary to ensure the proper operation of the Alternative Base Rate, as well as the comparability of the interest rate determined by reference to the Alternative Base Rate to the interest rate determined by reference to LIBOR (the “Floating Rate Calculation Changes”). Any Floating Rate Calculation Changes will apply to the Senior Debt Securities for all future interest rate periods (subject to the subsequent operation of paragraph (3) above).

The Issuer will promptly give notice of the determination of the Alternative Base Rate, any Adjustment Spread, the Alternative Screen Page and any Floating Rate Calculation Changes to the Trustee, the Paying Agent, the calculation agent and the Holders; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

By its acquisition of the Senior Debt Securities, each Holder (including each holder of a beneficial interest in the Senior Debt Securities) (i) will acknowledge, accept, consent and agree to be bound by the Independent Adviser’s or the Issuer’s determination of the Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread and any Floating Rate Calculation Changes, including as may occur without any prior notice from the Issuer and without the need for the Issuer to obtain any further consent from such Holder, (ii) will waive any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the calculation agent for, agree not to initiate a suit against the Trustee, the Paying Agent and the calculation agent in respect of, and agree that none of the Trustee, the Paying Agent or the calculation agent will be liable for, the determination of or the failure to determine any Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread or any Floating Rate Calculation Changes and any losses suffered in connection therewith and (iii) will agree that none of the Trustee, the Paying Agent or the calculation agent will have any obligation to determine any Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread or any Floating Rate Calculation Changes (including any adjustments thereto), including in the event of any failure by the Issuer to determine any Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread and any Floating Rate Calculation Changes.

During the Floating Rate Period, the amount of interest accrued on this Senior Debt Security to each Interest Payment Date will be calculated by multiplying the principal amount of this Senior Debt Security by an accrued interest factor.  The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid.  The interest factor for each day is equal to the interest rate applicable to that day divided by 360.  The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on that date.  The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date, or, if none, the initial interest rate of the Senior Debt Securities.

Subject to the provisions of the Senior Debt Securities Indenture and the satisfaction of the Regulatory Redemption Conditions (as defined below), the Issuer may redeem the Senior Debt Securities, at its option, in whole, but not in part, on November 15, 2023 at a Redemption Price equal to 100% of the principal amount of the Senior Debt Securities, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

As provided in and subject to the provisions of the Senior Debt Securities Indenture, subject to the satisfaction of the Regulatory Redemption Conditions the Issuer will also have the option to redeem the Senior Debt Securities in whole on any Interest Payment Date, at a Redemption Price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of the Senior Debt Securities to the date fixed for redemption (or, in the case of Original Issue Discount Securities, the accreted face amount thereof, together with accrued interest, if any), if, at any time, the Issuer shall determine (such view being confirmed by a written legal opinion of independent United Kingdom counsel of recognized standing as set forth in the Senior Debt Securities Indenture) that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party) (as defined below),  any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after a date included in the terms of such Senior Debt Securities:

(a)                                 in making payment under the Senior Debt Securities in respect of principal or premium, if any, or interest, if any, it has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b)                                 any payment of Interest on an Interest Payment Date in respect of the Senior Debt Securities has been treated as a “distribution,” or the payment of interest on the next Interest Payment Date in respect of any of the Senior Debt Securities would be treated as a “distribution,” in each case within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c)                                  on an Interest Payment Date the Issuer was not entitled, or on the next Interest Payment Date the Issuer would not be entitled, to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Issuer would be materially reduced).

As provided in and subject to the provisions of the Senior Debt Securities Indenture, if a Loss Absorption Disqualification Event has occurred and is continuing, the Issuer may exercise the Loss Absorption Disqualification Event Call Option, having given not less than 30 nor more than 60 days’ notice to the Trustee, the Paying Agent, the Holders and the Registrar (which notice shall be irrevocable and shall specify the Loss Absorption Disqualification Redemption Date). Upon the expiry of such notice the Issuer shall be bound to redeem the Senior Debt Securities accordingly.

In any case where the Issuer shall determine that as a result of the occurrence of a Loss Absorption Disqualification Event it is entitled to exercise the Loss Absorption Disqualification Event Call Option in respect of the Senior Debt Securities, the Issuer shall be required to deliver to the

Trustee an Officer’s Certificate stating that the relevant requirement or circumstance referred to herein applies.

For the purposes of the Senior Debt Securities:

“Capital Rules” means at any time the regulations, requirements, guidelines and policies relating to capital resources requirements or capital adequacy then in effect and applicable to the Group (including, without limitation, any regulations, requirements, guidelines and policies of the Regulator as may from time to time be applicable to the Group).

“Group” means the Issuer and each other entity which is part of the UK prudential consolidation group (as that term, or its successor, is used in the Capital Rules) of which the Issuer is part from time to time.

“Loss Absorption Disqualification Event” means:

(i)                                     at the time that any Loss Absorption Regulation becomes effective after the date of issuance of the Senior Debt Securities, and as a result of such Loss Absorption Regulation becoming so effective, in each case with respect to the Issuer and/or the Group, the Senior Debt Securities are not or will not be eligible to qualify in full towards the Issuer’s and/or the Group’s minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments; or

(ii)                                  as a result of any amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the date of issuance of the Senior Debt Securities, such Senior Debt Securities are or will be fully or partially excluded from the Issuer’s and/or the Group’s minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments, in each case as such minimum requirements are applicable to the Issuer of such Senior Debt Securities and/or the Group and determined in accordance with, and pursuant to, the relevant Loss Absorption Regulations; provided that a Loss Absorption Disqualification Event shall not occur where the exclusion of the Senior Debt Securities from the relevant minimum requirement(s) is due to the remaining maturity of the Senior Debt Securities being less than any period prescribed by any applicable eligibility criteria for such minimum requirements under the relevant Loss Absorption Regulations effective with respect to the Issuer and/or the Group on the date of issuance of the Senior Debt Securities.

“Loss Absorption Disqualification Event Call Option” means the Issuer’s option, subject to the satisfaction of the Regulatory Redemption Conditions, to redeem in whole, but not in part, the Senior Debt Securities at any time at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of the Senior Debt Securities to (but excluding) the Loss Absorption Disqualification Redemption Date, upon the occurrence of a Loss Absorption Disqualification Event which is continuing.

“Loss Absorption Disqualification Redemption Date” means the date fixed for redemption pursuant to an exercise by the Issuer of the Loss Absorption Disqualification Event Call Option.

“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments of the United Kingdom, the PRA, the United Kingdom resolution authority, the Financial Stability Board and/or of the European Parliament or of the Council of the European Union then in effect in the United Kingdom including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission which are applicable to the United Kingdom and any regulations, requirements, guidelines, rules, standards and policies relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments adopted by the PRA and/or the United Kingdom resolution authority from time to time (whether or not such regulations, requirements, guidelines, rules, standards or policies are applied generally or specifically to the Issuer or to the Group).

“PRA” means the Prudential Regulation Authority of the United Kingdom.

“Regulator” means the PRA or such successor or other authority having primary responsibility for the prudential supervision of the Issuer and the Group.

“Regulatory Approval” means, at any time, such approval, consent or prior permission by, or notification required within prescribed periods to, the Regulator, or such waiver of the then prevailing Loss Absorption Regulations from the Regulator, as is required under the then prevailing Loss Absorption Regulations at such time.

“Regulatory Preconditions” means if, at the time of a redemption or purchase, the prevailing Loss Absorption Regulations permit the redemption or purchase after compliance with any pre-conditions, the Issuer has complied with such pre-conditions.

“Regulatory Redemption Conditions” means: (a) the Issuer has obtained Regulatory Approval; and (b) the Issuer is in compliance with the Regulatory Preconditions.

Notwithstanding  any other term of the Senior Debt Securities represented by this Global Securities or the Senior Debt Securities Indenture, if required pursuant to any Loss Absorption Regulation the Issuer may only redeem or repurchase the notes prior to the Maturity Date if it has obtained Regulatory Approval.

In the event of a redemption as described in the paragraphs above, unless otherwise specified notice of such redemption to the Holders of the Senior Debt Securities of any series to be redeemed in whole but not in part at the option of the Issuer shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such Holders of the Senior Debt Securities of such series at their last addresses as they shall appear upon the Register of the Issuer.

The Senior Debt Securities Indenture contains provisions for satisfaction and discharge of the Senior Debt Securities Indenture applicable to the Issuer upon compliance by the Issuer with certain conditions set forth in the Senior Debt Securities Indenture, which provisions apply to this Senior Debt Security.

If an Event of Default with respect to the Senior Debt Securities of this series shall occur and be continuing, the principal of the Senior Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Senior Debt Securities Indenture.

As provided in and subject to the provisions of the Senior Debt Securities Indenture, if an Event of Default occurs and is continuing with respect to a series of Senior Debt Securities (except in any such case for a solvent winding-up solely for the purpose of a merger, reconstruction or amalgamation of us, the terms of which reorganization, reconstruction or amalgamation (i) have previously been approved in writing by a majority of Holders and (ii) do not provide that the Senior Debt Securities shall thereby become redeemable or repayable in accordance with the terms of the Senior Debt Securities), the Trustee may, and if so requested by the Holders of not less than 25% in principal amount of the outstanding Senior Debt Securities of such series will, declare the principal amount (or, in the case of original issue discount securities, the accreted face amount) together with accrued interest, if any, with respect to the Senior Debt Securities of such series due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by the Holder or Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. The Holder of this Senior Debt Security shall not have the right to institute any proceeding with respect to the Senior Debt Securities Indenture or for the appointment of an administrator, receiver or trustee or for any other remedy thereunder, unless such Holder has previously given written notice to the Trustee of a continuing Event of Default or Default with respect to such Senior Debt Security specifying such Event of Default or Default and stating that such notice is a “Notice of Default” under the Senior Debt Securities Indenture; the Holders of not less than 25% in aggregate principal amount of such Senior Debt Security shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Default in its own name, as Trustee hereunder; such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; the Trustee for 60 days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding; and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of such Senior Debt Security; it being understood and intended that no one or more Holders of this series shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Senior Debt Securities Indenture or the Senior Debt Securities to affect, disturb or prejudice the rights of any other such Holders or holders, or to obtain or to seek to obtain priority or preference over any other such Holders or holders or to enforce any right under the Senior Debt Securities Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders of this series. The foregoing shall not apply to any suit instituted by the Holder of this Senior Debt Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

The Senior Debt Securities Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Senior Debt Securities under the Senior Debt Securities Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Senior Debt Securities affected by such amendment.  The Senior Debt Securities Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Debt Securities at the time outstanding, on behalf of the Holders of all Senior Debt Securities, to waive compliance by the Issuer with certain provisions of the Senior Debt Securities Indenture and certain past defaults under the Senior Debt Securities Indenture and their consequences.  Any such consent or waiver by the Holder of this Senior Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Debt Security and of any Senior Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Debt Security.

No reference herein to the Senior Debt Securities Indenture and no provision of this Senior Debt Security or of the Senior Debt Securities Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Senior Debt Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Issuer may, from time to time, without the consent of the Holders of the Senior Debt Securities, issue additional Senior Debt Securities of this series having the same ranking and same interest rate, stated maturity, redemption terms and other terms, except for the price to the public and issue date and first Interest Payment Date, as this Senior Debt Security; provided however that such additional Senior Debt Securities shall be issued under a separate CUSIP, Common Code and/or ISIN number unless the additional Senior Debt Securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series, or the original series was issued with no more than a de minimis amount of original issue discount and the additional Senior Debt Securities are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.  Any such additional Senior Debt Securities, together with this Senior Debt Security, will constitute a single series of Senior Debt Securities under the Senior Debt Securities Indenture.

As provided in the Senior Debt Securities Indenture and subject to certain limitations therein set forth, the transfer of this Senior Debt Security is registrable in the Register, upon surrender of this Senior Debt Security for registration of transfer at the office or agency of the Issuer in any place of payment where the principal of and interest on this Senior Debt Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Debt Securities of this series, of authorized denominations containing identical terms and provisions, of a like aggregate principal amount, will be issued to the designated transferee or transferees.

The Senior Debt Securities of this series are issuable only in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. As provided in the Senior Debt Securities Indenture and subject to certain limitations set forth therein, Senior Debt Securities of this series are exchangeable for a like aggregate principal amount of Senior Debt Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but, subject to certain exceptions set forth in the Senior Debt Securities Indenture, the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Senior Debt Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Senior Debt Security is registered as the owner hereof for all purposes, whether or not this Senior Debt Security be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations of the Issuer under the Senior Debt Securities Indenture and this Senior Debt Security and all documents delivered in the name of the Issuer in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Issuer or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons including the Trustee shall look solely to the assets of the Issuer for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Issuer or any of them or any of their personal assets for such satisfaction.  The performance of the obligations of the Issuer under the Senior Debt Securities Indenture and this Senior Debt Security and all documents delivered in the name of the Issuer in connection therewith shall not be deemed a waiver of any rights or powers of the Issuer or its directors or shareholders under the Issuer’s Memorandum and Articles of Association.

Notwithstanding any other term of the Senior Debt Securities or the Senior Debt Securities Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder of the Senior Debt Securities (including for these purposes each holder of a beneficial interest in the Senior Debt Securities), by its acquisition of the Senior Debt Securities, each Holder of the Senior Debt Securities acknowledges, accepts, agrees to be bound by and consents to:

(a) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, whether or not imposed with prior notice, that may include and result in:  (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due on the Senior Debt Securities into the Issuer’s or another Person’s shares, other securities or other obligations (and the issue to or conferral on the Holder of the Senior Debt Securities of such shares, other securities or other obligations) including by means of an amendment, modification or variation of the terms of the Senior Debt Securities; (iii) the cancellation of the Senior Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Senior Debt Securities or the amount of interest payable on the Senior Debt Securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

(b) the variation, if necessary, of the terms of the Senior Debt Securities Indenture or the Senior Debt Securities to give effect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

No Amounts Due on the Senior Debt Securities will become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such Amounts Due have been reduced, converted, cancelled, amended or altered as a result of such exercise.

Notwithstanding any other provision of the Senior Debt Securities Indenture or the Senior Debt Securities, neither a reduction or cancellation, in part or in full, of the Amounts Due, the conversion thereof into another security or obligation of the Issuer or another Person, as a result of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Issuer, nor the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities will be an Event of Default.

By its acquisition of the Senior Debt Securities, each Holder of the Senior Debt Securities (which for these purposes includes each holder of a beneficial interest in the Senior Debt Securities):

(i) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities;

(ii) acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities will give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; and

(iii) acknowledges and agrees that, upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority:

(A) the Trustee shall not be required to take any further directions from the Holders of the Senior Debt Securities with respect to any portion of the Senior Debt Securities that are written-down, converted to equity and/or cancelled under Section 5.12 of the Senior Debt Securities Indenture, and

(B) the Senior Debt Securities Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clauses (i)-(iii) above, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Senior Debt Securities remain Outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Senior Debt Securities), then the Trustee’s duties under the Senior Debt Securities Indenture shall remain applicable with respect to such Senior Debt Securities following such completion to the extent the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Senior Debt Securities Indenture; provided, however, that, notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, so long as the Senior Debt Securities remain Outstanding, there will at all times be a Trustee for the Senior Debt Securities in accordance with, Section 6.09 of the Senior Debt Securities Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor Trustee will continue to be governed by Sections 6.10 and 6.11 of the Senior Debt Securities Indenture, respectively, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Senior Debt Securities remain Outstanding following the completion of the exercise of the UK Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities, the Issuer will provide a written notice to DTC as soon as practicable regarding such exercise of the UK Bail-in Power for the purposes of notifying the Holders of such occurrence. The Issuer will also deliver a copy of such notice to the Trustee for information purposes. Each Holder of the Senior Debt Securities (including for these purposes each holder of a beneficial interest in the Senior Debt Securities) shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds the Senior Debt Securities to take any and all necessary action, if required, to implement the exercise of the UK Bail-in Power with respect to the Senior Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or the Trustee.

“UK Bail-in Power” means any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time (“BRRD”), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013, and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a Regulated Entity (or other affiliate of such Regulated Entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such Regulated Entity or any other Person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a Regulated Entity may be deemed to have been exercised.

“Regulated Entity” means any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Relevant UK Resolution Authority” means the Bank of England or any other authority with the ability to exercise a UK Bail-in Power.

“Amounts Due” means the principal amount of, and accrued but unpaid interest, including any Additional Amounts due on, the debt securities. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the Relevant UK Resolution Authority.

The Senior Debt Securities Indenture and the Senior Debt Securities, including this Senior Debt Security, shall be governed by and construed in accordance with the law of the State of New York.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused “CUSIP” numbers to be printed on the Senior Debt Securities as a convenience to the Holders of the Senior Debt Securities.  No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Senior Debt Securities, and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby
sells, assigns and transfers unto

PLEASE INSERT SOCIAL

SECURITY OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Security of the company and                          hereby does irrevocably constitute and appoint

attorney to transfer said Security on the books of the within-named company with full power of substitution in the premises.

Dated:

Signature

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).